PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

October 18, 2012	For immediate release

For more information, contact: Stephen Marsh, President & CEO at (802) 334-7915

Trading Symbol:  CMTV
(traded on the OTCBB)

Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the third quarter ended September 30, 2012, of $1,267,351 or $0.26 per common share compared to $820,624 or $0.17 per common share for the third quarter of 2011.  Earnings for the nine months ended September 30, 2012 were $3,253,392 or $0.65 per common share compared to $2,636,811 or $0.54 per common share a year ago.

Total assets at the end of the quarter were $561,661,955 compared to $552,905,517 at year end and $550,721,926 at the end of the quarter a year ago.  Asset growth, year-over-year was driven by strong loan growth.

In commenting on the Company’s third quarter results, President and CEO Stephen Marsh said “We are pleased to announce another strong earnings report for the third quarter ended September 30, 2012 with earnings ahead of the third quarter in 2011 by 54%.  Drivers for the Company’s success continue to be loan growth and a higher level of earning assets combined with fee income from mortgage activity.  Furthermore, the Company’s loan portfolio is performing well, with past dues and non-performing loans at levels below the industry average.”

As previously announced, the Company has declared a quarterly cash dividend of $0.14 per share payable November 1, 2012 to shareholders of record as of October 15, 2012.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.